Exhibit 99.1

FOR IMMEDIATE RELEASE

March 17, 2023

Court Confirms Sorrento Therapeutics, Inc.’s $125 Million Arbitration Award Against NantPharma, LLC

SAN DIEGO, March 17, 2023 -- Sorrento Therapeutics, Inc. (OTC: SRNEQ, “Sorrento”), a biopharmaceutical company dedicated to the development of life-saving therapeutics to treat cancer, announced that on March 16, 2023, the LA County Superior Court confirmed an arbitration award of $125 million in damages, to be paid by NantPharma, LLC (“NantPharma”). The award reflects the values of lost milestones for the approval of the drug Cynviloq® for the treatment of breast and lung cancers.

Dr. Henry Ji, Ph.D., Chairman and Chief Executive Officer of Sorrento, commented: “We are pleased that the Court has affirmed the result of the arbitration against NantPharma and has awarded $125 million in damages to Sorrento. From here, we remain focused on our important work of developing new and innovative therapies for patients struggling with cancer, intractable pain, infectious disease, and more.”

The award stems from an arbitration between Sorrento and NantPharma regarding the development of chemotherapy drug Cynviloq, the rights to which NantPharma acquired from Sorrento in 2015. In 2019, Sorrento filed an arbitration demand against NantPharma, alleging that the company had failed to live up to its contractual obligations to develop Cynviloq and bring it to market.

On December 19, 2022, following nearly two years of discovery and an 18-day evidentiary hearing, the Honorable Faith Hochberg, whom the parties selected to preside over the Cynviloq Arbitration, awarded Sorrento $125 million in damages. On March 16, 2023, the LA County Superior Court granted Sorrento’s motion to confirm the award, which Sorrento now intends to enforce against NantPharma.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical and commercial stage biopharmaceutical company developing new therapies to treat cancer, pain (non-opioid treatments), autoimmune disease and COVID-19. Sorrento’s multimodal, multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as next-generation tyrosine kinase inhibitors (“TKIs”), fully human antibodies (“G-MAB™ library”), immuno-cellular therapies (“DAR-T™”), antibody-drug conjugates (“ADCs”), and oncolytic virus (“Seprehvec™”). Sorrento is also developing potential antiviral therapies and vaccines against coronaviruses, including STI-1558, COVISHIELD™ and COVIDROPS™, COVI-MSCTM; and diagnostic test solutions, including COVIMARK™.

Sorrento’s commitment to life-enhancing therapies for patients is also demonstrated by our effort to advance a TRPV1 agonist, non-opioid pain management small molecule, resiniferatoxin (“RTX”), and SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (SEMDEXA™), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, and to commercialize ZTlido® (lidocaine topical system) 1.8% for the treatment of postherpetic neuralgia (PHN). RTX has been cleared for a Phase II trial for intractable pain associated with cancer and a Phase II trial in osteoarthritis patients. Positive final results from the Phase III Pivotal Trial C.L.E.A.R. Program for SEMDEXA™, its novel, non-opioid product for the treatment of lumbosacral radicular pain (sciatica), were announced in March 2022. ZTlido® was approved by the FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting concerning the matters discussed in this press release contain forward-looking statements related to Sorrento and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding Sorrento’s ability to enforce on its arbitration award in the Cynviloq Arbitration, to safeguard its business operations and protect and maximize value for stakeholders, Sorrento’s long-term objectives and commercialization plans, future opportunities for Sorrento, Sorrento’s future business strategies, the expected cash resources of Sorrento and the expected uses thereof; Sorrento’s current and prospective product candidates, planned clinical trials and preclinical activities and potential product approvals, as well as the potential for market acceptance of any approved products and the related market opportunity; statements regarding ELYXYB™, SP-102 (SEMDEXA™), SP-103, SP-104 or any of Sorrento’s product candidates, if approved by the FDA; Sorrento’s development and commercialization plans; and Sorrento’s products, product candidates, technologies and prospects.

Risks and uncertainties that could cause Sorrento’s actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: Sorrento’s ability to enforce on its arbitration award in the Cynviloq Arbitration, general economic, political and business conditions; risks related to the ongoing COVID-19 pandemic; the risk that the potential product candidates that Sorrento develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; risks relating to uncertainty regarding the regulatory pathway for Sorrento’s product candidates; the risk that Sorrento will be unable to successfully market or gain market acceptance of their product candidates; the risk that Sorrento’s product candidates may not be beneficial to patients or successfully commercialized; the risk that Sorrento has overestimated the size of the target patient population, their willingness to try new therapies and the willingness of physicians to prescribe these therapies; risks that the results of the Phase 2 trial for SP-103 or Phase 1 trials for SP-104 may not be successful; risks that the prior results of the clinical trials of SP-102 (SEMDEXA™), SP-103 or SP-104 may not be replicated; regulatory and intellectual property risks; and other risks and uncertainties indicated from time to time and other risks set forth in Sorrento’s filings with the SEC, and relating to the voluntary proceedings under Chapter 11 in the Bankruptcy Court (the “Chapter 11 Cases”), Sorrento’s ability to continue operating in the ordinary course while the Chapter 11 Cases are pending, the timing and outcome of the Chapter 11 Cases, Sorrento’s ability to obtain timely approval by the Bankruptcy Court of the motions filed in the Chapter 11 Cases and any effects of the Chapter 11 Cases on the enforcement of the arbitration award in the Cynviloq Arbitration. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release except as may be required by law.

Contacts:

For Sorrento Therapeutics, Inc.

Media Contact

The Levinson Group

212-202-2754

Email: sorrento@tlgcommunications.com

Website: www.sorrentotherapeutics.com

Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

G-MAB™, DAR-T™, Seprehvec™, SOFUSA™, COVISHIELD™, COVIDROPS™, COVI-MSC™, COVIMARK™,Fujovee™ and OvydsoTM are trademarks of Sorrento Therapeutics, Inc.

SEMDEXA™ (SP-102) is a trademark of Semnur Pharmaceuticals, Inc. A proprietary name review by the FDA is planned.

All other trademarks are the property of their respective owners.

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